Exhibit 5.1

[LOGO]	411 Seventh Avenue, 8-7 Pittsburgh, PA 15219	Tel 412-393-1149 Fax 412-393-5601 drabuzzi@duqlight.com
Douglas L. Rabuzzi Corporate Secretary

                      October 17, 2005

Duquesne Light Holdings, Inc.
411 Seventh Avenue
Pittsburgh, PA 15219-1206

Ladies and Gentlemen:

        I am the Assistant General Counsel and Corporate Secretary of Duquesne Light Holdings, Inc., a Pennsylvania corporation (the "Company"). I have acted as counsel to the Company in connection with the proposed issuance and sale by the Company from time to time after the date hereof of up to $400,000,000 in aggregate principal amount of securities, including (a) shares of the Company's preferred stock, no par value (the "Preferred Stock"), (b) shares of the Company's common stock, no par value (the "Common Stock"), (c) stock purchase contracts of the Company ("Stock Purchase Contracts"), (d) stock purchase units of the Company ("Stock Purchase Units"), (e) warrants to purchase Preferred Stock or Common Stock ("Warrants"), and (f) debt securities of the Company ("Debt Securities").

        The Debt Securities will be issued under an Indenture, as amended and supplemented by one or more supplements (the "Indenture"), of the Company to J.P. Morgan Trust Company, National Association, as trustee. The Warrants to purchase either Preferred Stock or Common Stock will be issued under one or more warrant agreements between the Company and a banking institution organized under the laws of the United States or one of the states thereof (each a "Warrant Agreement").

        I have examined such documents as I have deemed necessary for the purpose of this opinion, including, without limitation (i) the Articles of Incorporation of the Company, as amended; (ii) the By-Laws of the Company, as amended; (iii) a form of the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission for the registration of the securities under the Securities Act of 1933, as amended; and (iv) minutes of meetings of the Board of Directors of the Company.

        I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that when

          (a)   the Registration Statement and any amendments thereto have become effective under the Act;

          (b)   the issuance of the Preferred Stock and/or the Common Stock, as the case may be, has been duly authorized by appropriate corporate action and the certificates evidencing the shares of the Preferred Stock and/or the Common Stock, as the case may be, have been duly executed and delivered against payment therefore and any definitive purchase, underwriting or similar agreement or agreements under which the Preferred Stock and/or the Common Stock, as the case may be, are to be delivered have been duly authorized, executed and delivered;

          (c)   the issuance of Stock Purchase Contracts and/or Stock Purchase Units, as the case may be, and approval of the final terms thereof have been duly authorized by appropriate corporate action, the Stock Purchase Contracts and/or Stock Purchase Units, as the case may be, have been duly executed and delivered against payment therefor, and any definitive purchase, underwriting or similar agreement or agreements under which the Stock Purchase Contracts and/or Stock Purchase Units, as the case may be, are to be delivered have been duly authorized, executed and delivered;

          (d)   the issuance of Warrants and approval of the final terms thereof have been duly authorized by appropriate corporate action, the Warrants have been duly executed and delivered against payment therefor, and the related Warrant Agreement or Agreements under which the Warrants are to be delivered have been duly authorized, executed and delivered; and

          (e)   the issuance of the Debt Securities and approval of the final terms thereof have been duly authorized by appropriate corporate action, the Debt Securities have been duly executed, authenticated and delivered against payment therefor and the related Indenture has been duly authorized, executed and delivered;

        1.     the Preferred Stock will be legally issued, fully paid and non-assessable shares of Preferred Stock of the Company;

        2.     the Common Stock will be legally issued, fully paid and non-assessable shares of Common Stock of the Company;

        3.     the Stock Purchase Contracts will be legally issued, fully paid and non-assessable and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

        4.     the Stock Purchase Units will be legally issued, fully paid and non-assessable and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

        5.     the Warrants will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the related Warrant Agreement or Agreements, as the case may be, pursuant to which such Warrants were issued;

        6.     subject to the final terms of the Debt Securities being in compliance with then applicable law, the Debt Securities will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the related Indenture.

        Insofar as this opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, it is subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

        The foregoing opinions do not pass upon the matter of compliance with "blue sky" laws or similar laws relating to the sale or distribution of the Securities by any underwriters or agents. My opinions expressed above are limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

        I hereby consent to the references made to me, and to the use of my name, in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit to the Registration Statement, within the meaning of Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

        The foregoing opinions are being furnished to the Company solely for its benefit and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.

Very truly yours,
/s/ D.L. Rabuzzi